NORTHERN LIGHTS FUND TRUST II

RULE 18f-3 MULTIPLE CLASS PLAN

This Multiple Class Plan (the “Plan”) is adopted in accordance with Rule 18f-3 (the “Rule”) under the Investment Company Act of 1940, as amended (the “Act”), by Northern Lights Fund Trust II (the “Trust”) on behalf of each series of the Trust that has multiple classes of shares (each a “Fund”). A majority of the Trustees, including a majority of the Trustees who are not interested persons of the Trust (as defined in the Act), having determined that the Plan is in the best interests of the shareholders of each class of each Fund and the shareholders of the Trust as a whole, have approved the Plan.

The provisions of the Plan are:

1.	General Description of Classes. Each class of shares of a Fund shall represent interests in the same portfolio of investments of such Fund, shall have no exchange privileges or conversion features within that Fund unless an exchange or conversion feature is described in the Fund’s Prospectus, and shall be identical in all respects, except that, as provided for in such Fund’s Prospectus, each class shall differ with respect to: (i) Rule 12b-1 Plans that may be adopted with respect to the class; (ii) distribution and related services and expenses; (iii) differences relating to sales loads, purchase minimums, eligible investors and exchange privileges; and (iv) the designation of each class of shares. The classes of shares designated by each Fund are set forth in Appendix A.
2.	Allocation of Income and Class Expenses.

a.	Each class of shares shall have the same rights, preferences, voting powers, restrictions and limitations, except as follows:
(i)	expenses related to the distribution of a class of shares or to the services provided to shareholders of a class of shares shall be borne solely by such class;
(ii)	the following expenses attributable to the shares of a particular class will be borne solely by the class to which they are attributable:
(a)	asset-based distribution, account maintenance and shareholder service fees;
(b)	extraordinary non-recurring expenses including litigation and other legal expenses relating to a particular class; and
(c)	such other expenses as the Trustees determine were incurred by a specific class and are appropriately paid by that class.

(iii)	Income, realized and unrealized capital gains and losses, and expenses that are not allocated to a specific class pursuant to this Section 2, shall be allocated to each class of a Fund on the basis of the net asset value of that class in relation to the net asset value of the Fund.
b.	Investment advisory fees, custodial fees, and other expenses relating to the management of a Fund’s assets shall not be allocated on a class-specific basis.
3.	Voting Rights. Each class of shares will have exclusive voting rights with respect to matters that exclusively affect such class and separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class.
4.	Exchanges. Shares of a Fund may be exchanged without payment of any exchange fee for shares of another Fund of the same class at their respective net asset values, provided said Funds are advised by the same adviser.
5.	Class Designation. Subject to the approval by the Trustees of the Trust, each Fund may alter the nomenclature for the designations of one or more of its classes of shares.
6.	Additional Information. This Plan is qualified by and subject to the terms of each Fund’s then current Prospectus for the applicable class of shares of the Fund; provided, however, that none of the terms set forth in any such Prospectus shall be inconsistent with the terms of this Plan. Each Fund’s Prospectus contains additional information about each class of shares of such Fund and any multiple class structure of such Fund.
7.	Effective Date. This Plan is effective on May 17, 2011, provided that this Plan shall not become effective with respect to a Fund or a class of shares of a Fund unless first approved by a majority of the Trustees, including a majority of the Trustees who are not interested persons of the Trust (as defined in the Act). This Plan may be terminated or amended at any time with respect to a Fund or a class of shares thereof by a majority of the Trustees, including a majority of the Trustees who are not interested persons of the Trust (as defined in the Act).
8.	Miscellaneous. Any reference in this Plan to information in a Fund’s Prospectus shall mean information in such Fund’s Prospectus, as the same may be amended or supplemented from time to time, or in such Fund’s Statement of Additional Information, as the same may be amended or supplemented from time to time.

IN WITNESS WHEREOF, the Trust has executed this Multi-Class Plan as of the 17th day of May 2011.

NORTHERN LIGHTS FUND TRUST II

By: /s/ Andrew Rogers

Andrew Rogers, President

APPENDIX A

Funds and Classes as of April 24, 2015*

Aftershock Strategies Fund - Class A, Class I, Class C and Class N

Al Frank Fund - Advisor and Investor Shares

Al Frank Dividend Value Fund - Advisor and Investor Shares

Balter Discretionary Global Macro fund – Institutional Class and Investor Class*

Balter Long/Short Equity Fund – Institutional Class and Investor Class*

Braver Tactical Equity Opportunity Fund - Class A, Class I, Class C and Class N

Crow Point Defined Risk Global Income Fund - Class A, Class I, Class C and Class R

Hundredfold Select Alternative Fund - Service Shares

Hundredfold Select Equity Fund- Service Shares

Inflation Hedges Strategy Fund - Class A, Class C Class I, Class R

Innealta Capital Country Rotation Fund - Class A, Class N and Class I

Innealta Capital Sector Rotation Fund - Class A, Class N and Class I

Innealta Capital Global All Asset Opportunity Conservative Fund – Class A, Class I, Class N and Class R**

Innealta Capital Global All Asset Opportunity Growth Fund – Class A, Class I, Class N and Class R**

Innealta Capital Global All Asset Opportunity Fund – Class A, Class I, Class N and Class R

Innealta Capital Tactical Fixed Income Fund - Class A, Class I, Class N and Class R

KKM ARMOR Fund - Class A, Class I

KKM U.S. Equity ARMOR Fund - Class A, Class I

Linde Hansen Contrarian Value Fund - Class A, Class C and Class I

Longboard Managed Futures Strategy Fund - Class A, Class I, Class C and Class N

Longboard Long/Short Fund – Class A, Class C Class I and Class N

Mariner Managed Futures Strategy Fund - Class A, Class C and Class I

North Star Opportunity Fund - Class A, Class I and Class R

North Star Dividend Fund – Class A, Class I and Class R

North Star Micro Cap Fund – Class A, Class I and Class R

North Star Bond Fund - Class A, Class I and Class R

PCS Commodity Strategy Fund - Class A, Class C, Class I, Class N and Class R

SFG Futures Strategy Fund - Class A, Class I, Class C and Class N

Even Keel Multi-Asset Managed Risk Fund - Class, A, Class C, Class F, Class I, Class R-1 and Class R-2

Even Keel Managed Risk Fund - Class, A, Class C, Class F, Class I, Class R-1 and Class R-2

Even Keel Opportunities Managed Risk Fund - Class, A, Class C, Class F, Class I, Class R-1 and Class R-2

Even Keel Explorer Managed Risk Fund - Class, A, Class C, Class F, Class I, Class R-1 and Class R-2

Even Keel Traveler Managed Risk Fund - Class, A, Class C, Class F, Class I, Class R-1 and Class R-2

Two Oaks Diversified Growth and Income Fund - Class A and Class C

Witherspoon Managed Futures Strategy Fund - Class A, Class N, Class I and Class C

WOA All Asset I - Class I

WOA Multi-Alternative – Class I**

*Appendix A, as revised April 24, 2015, to add additional series and share classes

**Not yet commenced investment operations